Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Dataram Corporation on Form S-3 (File No. 333-217860) of our report dated July 31, 2017 with respect to our audits of the consolidated financial statements of Gold King Corp. (Formerly known as U.S. Gold Corp.) as of April 30, 2017 and 2016 and for the years then ended which report is included in this Form 8-K/A of Dataram Corporation.

/s/ Marcum llp

Marcum llp
New York, NY
July 31, 2017